Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
THE GOODYEAR TIRE & RUBBER COMPANY
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2), (3)

Fees to be Paid	Debt	Debt Securities	Rule 456(b) and 457(r)	—	—	—	—	—

Fees to be Paid	Other	Guarantees of Debt Securities	—	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due					—		—

(1)	An indeterminate aggregate initial offering price or number of each identified class of securities is being registered as may from time to time be offered at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fee.
(3)
Subsidiaries of The Goodyear Tire & Rubber Company may fully and unconditionally guarantee the debt securities of The Goodyear Tire & Rubber Company. In accordance with Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of the debt securities being registered.